EXHIBIT 10.38

CORNING INCORPORATED

SUPPLEMENTAL PENSION PLAN

CORNING INCORPORATED (the “Company”) hereby amends and restates effective January 1, 2008, the Corning Incorporated Supplemental Pension Plan (the Plan”) for the benefit of eligible Employees.

ARTICLE ONE

Definitions

1.1	“Board” means the Board of Directors of Corning Incorporated.

1.2	“Change in Control” means an event that is “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A and that also falls within one of the following circumstances:

(i)	an offeror (other than the Company) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 50% or more of the combined voting power of Company’s then outstanding securities;

(iii)	the membership of the Company’s Board of Directors changes as the result of a contested election or elections, such that within any 12 month period a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections; or

(iv)	the consummation of a merger in which the Company is not the surviving corporation, consolidation, sale or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation approved by the Company’s shareholders.

1.3	“Code” means the Internal Revenue Code of 1986 as amended from time to time.

1.4	“Committee” means the Supplemental Pension Committee appointed by the Board.

1.5	“Company” means Corning Incorporated.

1.6	“Employee” means any employee of a Participating Company who participates in the Qualified Plan and who is a management or highly compensated employee as such employees are defined in Title I of ERISA.

1.7	“Normal Retirement Date” and “Early Retirement Date” shall have the same meanings given these terms in the Qualified Plan.

1.8	“Participating Company” means the Company and any related entity that meets the definition of “Company” in the Qualified Plan and which is approved by the Committee as a Participating Company under this Plan.

1.9	“Plan” means this Corning Incorporated Supplemental Pension Plan.

1.10	“Qualified Plan” means The Corning Incorporated Pension Plan for Salaried Employees.

1.11	“Section 409A” means Section 409A of Code, and the Treasury regulations and other authoritative guidance issued thereunder.

ARTICLE ONE

Purpose and Intent of Plan

2.1	The purpose of this Plan is to attract and retain a highly-motivated executive workforce by providing to eligible Employees retirement benefits in excess of those permitted under the Qualified Plan. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly-compensated employees as provided for in Title I of ERISA. This Plan is also intended to comply with the requirements of Section 409A and shall be interpreted consistent with that intent. The terms of this Plan shall supersede any and all other plans and documents that may have terms that are inconsistent with and/or are additional to the terms herein.

ARTICLE TWO

Eligibility

3.1	The following categories of Employees are eligible to participate in this Plan:

(a) every Employee whose benefit under the Qualified Plan’s benefit formula is limited by the benefit limitations of Code Section 415, the compensation cap of Code Section 401(a)(17) or any other Code limitation that restricts the level of Qualified Plan benefits; and

(b) every other Employee designated by the Committee. The Committee shall keep such records as it deems appropriate to identify Employees covered by this subsection (b).

3.2	Notwithstanding any provision to the contrary, an otherwise eligible Employee shall be ineligible to participate and shall forfeit all rights to receive any benefit payment under this Plan if such employee:

(a) is terminated for cause, which determination shall be in the sole discretion of the Committee and this determination shall be final and binding on all persons; or

(b) terminates employment for any reason prior to becoming fully vested in the Qualified Plan.

Additionally, an Employee who is designated as eligible to receive benefits under the Executive Supplemental Pension Plan shall not be entitled to any benefits under the Corning Incorporated Supplemental Pension Plan. Instead, such an Employee’s benefit will be determined under the terms of the Executive Supplemental Pension Plan, which generally ensures payment of any vested benefit under this Plan that has accrued as of the date the Employee commences participation under the Executive Supplemental Pension Plan.

ARTICLE THREE

Benefits

4.1	Benefit Amount.

(a) For an eligible Employee entitled to a Part I career average benefit under the Qualified Plan, the supplemental career average benefit payable under this Plan on his or her Normal or Early Retirement Date shall be a straight life annuity equal to the excess of (i) over (ii) where:

(i)	equals the aggregate amount he or she would be entitled to receive under the Qualified Plan’s Part I career average formula as of the date benefits commence under Section 4.2 without regard to Code limitations on benefits or compensation but with regard to the modifications listed in subparagraph (c) below, and

(ii)	equals the amount the eligible Employee is actually entitled to receive as of such date under the Qualified Plan’s Part I career average formula.

(b) For an eligible Employee entitled to a Part II cash balance benefit under the Qualified Plan, the supplemental cash balance benefit payable under this Plan shall be a lump sum amount equal to the excess of (i) over (ii) where:

(i)	equals the aggregate amount he or she would be entitled to receive under the Qualified Plan’s Part II cash balance formula as of the date benefits commence under Section 4.2 without regard to Code limitations on benefits or compensation but with regard to the modifications listed in subparagraph (c) below, and

(ii)	equals the amount the eligible Employee is actually entitled to receive as of such date under the Qualified Plan’s Part II cash balance formula.

(c) The modifications referred to in computing the benefit under (a) and (b) above are as follows:

(i)	the term compensation shall mean the total remuneration (before salary reduction, if any, under the Company’s Management Deferral Plan, Supplemental Investment Plan, Investment Plan or any other Code section 125, 132(f) or 401(k) employee benefit plan) paid to an Employee by the Company for personal services actually rendered, including cash payments of GoalSharing awards, Performance Incentive Plan awards, Division Cash Awards, Individual Outstanding Contributor Awards and certain other eligible cash bonuses, but excluding any Company contributions paid under this Plan or any other employee benefit or deferred compensation plan, awards under the Company’s Incentive Stock Plan, non-cash bonuses, awards under the Corporate Performance Plan, the value of stock purchase contracts, dividends or dividend equivalents thereon, reimbursed expenses, overseas allowances, cost-of-living allowances, death benefits, severance pay, signing bonuses, special achievement bonuses and other unusual payments determined by the Committee in a non-discriminatory manner. The Committee, in its sole discretion, may add to the items of includable compensation other compensatory payments or benefits earned by eligible Employees;

(ii)	pursuant to any agreement with an Employee and with the approval of the Committee, the service factor for persons who retire from a Participating Company on or after reaching age 55 with a Part I career average benefit or with a Part II cash balance benefit may take account of the eligible Employee’s service with any prior employer;

(iii)	in the discretion of the Committee the benefit under this Plan may, in lieu of the formula amount under Section 4.1(a) or (b), be a minimum benefit expressed in dollar terms or a percentage of pay, offset by the amount the Employee is actually entitled to receive under the Qualified Plan. Any such minimum benefit shall be identified in such records as the Committee deems appropriate.

Except for the foregoing modifications, the benefit calculation under Section 4.1 of this Plan shall be made in the same manner as it would be made under the Qualified Plan, including application of any pertinent reductions for early retirement and by reference to the definitions that appear in the Qualified Plan, except that (i) for purposes of calculating a supplemental cash balance benefit, the benefit shall be based on the stated balance of the eligible Employee’s cash balance account and shall not be adjusted on account of any tax qualification rules not explicitly incorporated in the Qualified Plan’s cash balance formula; and (ii) any special adjustments made to an Employee’s benefit under the Qualified Plan due to a disability shall not apply to this Plan after the Employee’s termination of employment.

4.2	Committee Adjustments. Notwithstanding the foregoing, for purposes of calculating a particular Employee’s benefit under the Plan, the Committee, in its sole discretion, may adjust an Employee’s compensation, credited and/or vesting service or other factor used in calculating the Employee’s benefit in any manner the Committee deems appropriate, provided such adjustment is memorialized in writing. The Committee may make such adjustment solely for a specified Employee or group of Employees and without regard to how other Employees are treated.

4.3	Commencement of Benefits. Except as set forth in Section 4.7, a Participating Company shall commence paying the nonforfeited benefits due under the Plan’s supplemental Part I career average benefit formula within 60 days of the first of the month following the later of: (i) the Employee’s “separation from service” within the meaning of Section 409A; or (ii) the date the Employee attains age 55. A Participating Company shall commence paying the nonforfeited benefits due under the Plan’s supplemental Part II cash balance benefit formula within 60 days of the first of the month following the Employee’s “separation from service” within the meaning of Section 409A. For purposes of the definition of “separation from service” where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the employment relationship is deemed to terminate on the first date immediately following a 29-month period of absence.

Notwithstanding the foregoing, benefit payments to a “specified employee” within the meaning of Section 409A (for this purpose, payments on account of death are not considered to be payments made on account of separation from service) may not commence until six months following the date of the specified employee’s separation from service. Benefit payments that would otherwise have been paid to a specified employee in the absence of the previous sentence shall be held in suspense during the six month suspension period and paid to the specified employee in a lump sum payment as soon as administratively practicable after the date which is six months following the specified employee’s separation from service.

4.4	Form of Payment.

(a) The supplemental Part I career average benefit payable under this Plan shall be a life annuity for unmarried participants and a joint and 75 percent survivor annuity for married participants. In lieu of the foregoing default form of payment, Employees may elect, prior to the commence of benefits, to receive their benefits in the form of a single life annuity or a joint and 50, 75 or 100 percent survivor annuity. Any election to change the form of benefit must be made under such procedures established by the Committee. The amount of the actual benefit paid from this Plan shall be the straight life annuity calculated under Section 4.1 adjusted as appropriate using the actuarial assumptions set forth in the career average formula under the Qualified Plan if a different form of annuity is paid. If an Employee terminates employment after attaining age 55 and completing more than 5 years of vesting service under the Qualified Plan, the Employee’s life annuity or joint and survivor annuity shall be paid in the form of the six year certain benefit described in Section 4.11 of the Qualified Plan (as of the date of this restatement). No actuarial adjustments shall be made for such six year certain benefit.

(b) The form of payment of the supplemental Part II cash balance benefit payable under this Plan shall be a lump sum amount.

(c) Notwithstanding the foregoing, the following special rules shall apply in lieu of the foregoing under the specified circumstances:

(i)	Benefits payable under Section 4.7 shall be paid in the form of a lump sum payment and the actuarial assumptions used for calculating such amount shall be the “applicable interest rate” and “applicable mortality table”, in each case as defined in Section 417(e)(3) of the Code, for the last month of the quarter that second precedes the quarter of the determination.

(ii)	In the event that the lump sum value of an Employee’s supplemental Part I career average benefit payable under this Plan (or related death benefit described in Section 4.5) is less than $20,000 (calculated as of the date benefits would commence), such benefit shall be paid in the form of a lump sum payment, rather than an annuity. The actuarial assumptions used for calculating such amount shall be the “applicable interest rate” and “applicable mortality table”, in each case as defined in Section 417(e)(3) of the Code, for the last month of the quarter that second precedes the quarter of the determination.

4.5	Death Benefits.

(a) Supplemental Part I Career Average Death Benefit. The following rules shall apply to death benefits relating to an Employee’s supplemental Part I career average benefit. For such a benefit, the eligible Surviving Spouse of an Employee shall be entitled to a benefit under this paragraph if the Employee dies while in the active employment of the Company or a Participating Company, and either (i) has completed ten or more vesting years of service under the Qualified Plan; or (ii) has completed five or more vesting years of service under the Qualified Plan and has reached at least the age of 55 at the date of his death. Such an eligible Surviving Spouse shall be entitled to receive a lifetime annuity, commencing within 60 days of the first of the month following the Employee’s death in an amount equal to 50% of the Employee’s benefit under Section 4.1 at Normal Retirement Age. If the Surviving Spouse is more than five years younger than the deceased Employee, the pension otherwise payable to the Surviving Spouse shall be reduced by one-fifth of one percent times the number of months or major fractions thereof which is equal to the difference between (a) the age of said Surviving Spouse plus 60 months and (b) the age of the deceased Employee.

In the event a Surviving Spouse is not entitled to a death benefit under the preceding paragraph and the Employee has a vested benefit under this Plan, a lifetime annuity shall be paid to the Surviving Spouse commencing within 60 days of the first of the month following the Employee’s death (or, if later, the date the Employee would have attained age 55). In the case of an Employee who died before age 55 and before benefits under this Plan commence, the amount of such lifetime annuity shall equal the amount that would have been paid to the Surviving Spouse if the Participant had terminated employment on the date of death, survived until age 55, retired at age 55 and elected to commence benefits under a joint and 50% survivor benefit with the Surviving Spouse as beneficiary and immediately died.

(b) Supplemental Part II Cash Balance Death Benefit. If an Employee dies before the Employee receives his supplemental Part II cash balance benefit, such benefit shall be paid in a lump sum within 60 days of the first of the month of the Employee’s death to the Employee’s beneficiary.

4.6	Unfunded Plan. The benefits payable to an eligible Employee under this Plan shall be paid by the Participating Company that employs the eligible Employee out of its general assets and shall not be otherwise funded as of the effective date of the plan. Although the Company does not intend, as of the effective date, to set aside any specific assets to meet its obligation to pay benefits under this Plan, the Company may, in its discretion, set aside assets for meeting its obligations, including, but not limited to, the establishment of a rabbi or other grantor trust. In the event such fund or trust is established, each Participating Company shall be responsible for making contributions to provide for the benefits of its own eligible Employees.

No Employee shall have any property rights in any such fund or trust or in any other assets held by a Participating Company. The right of an eligible Employee or his or her spouse or beneficiary to receive any of the benefits provided by this Plan shall be an unsecured claim against the general assets of a Participating Company.

4.7	Change in Control. Notwithstanding any provision to the contrary but still subject to forfeiture provisions set forth in Section 3.2(a), in the event of a Change in Control, each eligible Employee shall become fully vested in the benefit payable under this Plan using the formula set forth in Section 4.1. If an eligible Employee has a “separation from service” within the meaning of Section 409A within 12 months of the Change in Control, such Employee shall receive his vested benefit under this Plan in the form of a single lump sum payment within 60 days of the first of the month of such separation, subject to the 6 month delay described in Section 4.3 (if applicable). In the case of a Change in Control and a termination of employment described above, an eligible Employee who has not at such time attained the age of 55 shall nevertheless be entitled to an immediate lump sum payment under this Plan equal to the then present value of the benefit that would have been payable at the time the Employee reached age 55 but determined on the basis of compensation (as defined in Section 4.1(c)(i) of this Plan) and credited service (as defined in the Qualified Plan) as of the date of the Employee’s separation from service.

4.8	Enhanced Benefit for “Avanex Deal” Employees.

(a) Eligible Participants. An individual is eligible for the enhanced benefit of this Section 4.8 if the individual (i) has been designated a “Transferred Corning Employee” within the meaning of the Asset Purchase Agreement between Avanex Corporation and the Company; (ii) is covered by the grandfathered Part I benefit under the Qualified Plan, if applicable; and (iii) has or by December 31, 2003 will have a combination of age plus Vesting Years of Service that equals at least 69.

(b) Earlier Commencement of Part I Benefits. Each eligible individual described in subsection (a) shall receive upon separation from service an immediate benefit from this Plan even if he or she has not reached age 55. The amount of the benefit computed under Section 4.1(a) shall be computed under the assumption that the eligible individual has reached age 55 except that benefits commencing prior to age 55 shall be reduced to an Actuarial Equivalent amount, as such term is described in the Qualified Plan. Until such time as benefits first become payable under the Qualified Plan, all benefits shall be paid from this Plan. When benefits become payable under the Qualified Plan, the Qualified Plan offset described in Section 4.1 shall be effective even if the Employee actually defers payment of the Qualified Plan benefit until a later date.

(c) Reemployment with the Company. If an individual who is entitled to the enhanced benefit under this Section is rehired by the Company, the enhanced benefit will be forfeited if the Employee terminated employment from Avanex prior to January 31, 2004. If the termination from Avanex occurred after that date, the enhanced benefit shall be preserved for the rehired Employee but only with respect to the pension benefits earned prior to becoming an Avanex employee.

(d) Enhanced Part II Benefits. A Transferred Corning Employee whose benefit is based on the Qualified Plan’s Part II cash balance formula shall, in addition to the normal interest allocation specified in Section 4.16(c) of the Qualified Plan, have his or her Cash Balance Account credited with an interest allocation equal to 4 percent times the number of whole years between the end of his or her employment which immediately follows his or her period of paid leave and the date he or she would have attained the earlier of age 60 or 30 Vesting Years of Service, as determined under the Qualified Plan, provided that the maximum additional interest allocation shall not exceed 20 percent.

4.9	Beneficiary Designations. The Employee shall be given the right to designate a beneficiary under such rules as are prescribed by the Committee. The spousal consent requirements under the Qualified Plan shall not apply to this Plan. In the event all or a portion of an Employee’s benefit is payable to a beneficiary and the Employee fails to designate a beneficiary, the beneficiary shall be the Employee’s Surviving Spouse (as defined in the Qualified Plan), or if the Employee does not have a Surviving Spouse, the Employee’s estate.

ARTICLE FOUR

Administration

5.1	Committee as Administrator. This Plan shall be administered by the Committee in accordance with the Plan’s terms.

The Committee shall determine the benefits due each Employee from this Plan and the Qualified Plan and shall cause them to be paid by the Qualified Plan or by a Participating Company under this Plan accordingly.

The Committee shall inform each Employee of any elections which the Employee may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

5.2	Consistency of Interpretation. Since this Plan is intended to operate in conjunction with the Qualified Plan, any questions concerning plan administration or the calculation of benefits that arise but are not specifically addressed by this Plan shall be considered in light of the Qualified Plan. In addition, unless the context requires otherwise, the terms used in this Plan shall have the same meaning as the same terms used in the Qualified Plan.

5.3	Committee Action Final. The Committee has sole discretion to determine eligibility to participate in this Plan, to determine the eligibility for and the amount of benefits, to interpret the Plan and to take any other action it deems appropriate to administer this Plan. The decisions made by and the actions taken by the Committee shall be final and conclusive on all persons.

Members of the Committee shall not be subject to individual liability with respect to their actions under this Plan. Notwithstanding the foregoing, the Company shall indemnify each member of the Committee who may incur financial liability for actions or failures to act with respect to the member’s Committee responsibilities.

5.4	Claims Procedures.

(a) Claim for Benefits. The Committee, or its authorized delegate, shall maintain a procedure under which an Employee or his beneficiary (or an authorized representative acting on behalf of an Employee or his beneficiary) may assert a claim for benefits under the Plan. Any such claim shall be submitted to the Committee in writing. The Committee will generally notify the claimant of its decision within 90 days after it receives the claim. However, if the Committee determines that special circumstances require an extension of time to decide the claim, it may obtain an additional 90 days to decide the claim. Before obtaining this extension, the Committee will notify the claimant, in writing and before the end of the initial 90-day period, of the special circumstances requiring the extension and the date by which the Committee expects to render a decision.

(b) Claims Review Procedure. If the claimant’s claim is denied in whole or in part, the Committee will provide the claimant, within the period described in Section 5.4(a), with a written or electronic notice which explains the reason or reasons for the decision, includes specific references to Plan provisions upon which the decision is based, provides a description of any additional material or information which might be helpful to decide the claim (including an explanation of why that information may be necessary), and describes the appeals procedures and applicable filing deadlines.

If a claimant disagrees with the decision reached by the Committee, the claimant may submit a written appeal requesting a review of the decision. The claimant’s written appeal must be submitted within 60 days of receiving the initial adverse decision. The claimant’s written appeal should clearly state the reason or reasons why the claimant disagrees with the Committee’s decision. The claimant may submit written comments, documents, records and other information relating to the claim even if such information was not submitted in connection with the initial claim for benefits. Additionally, the claimant, upon request and free of charge, may have reasonable access and copies of all documents, records and other information relevant to the claim.

The Committee will generally decide a claimant’s appeal within 60 days after receipt of the appeal. If special circumstances require an extension of time for reviewing the claim, the claimant will be notified in writing. The notice will be provided prior to the commencement of the extension, describe the special circumstances requiring the extension and set forth the date the Committee will decide the appeal. Such date will not be later than 120 days from the date the Committee receives the appeal. In the case of an adverse decision, the notice will explain the reason or reasons for the decision, include specific references to Plan provisions upon which the decision is based, and indicate that the claimant is entitled to, upon request and free of charge, reasonable access to and copies of documents, records, and other information relevant to the claim.

A claimant may not commence a judicial proceeding against any person, including the Plan, the Plan administrator, a Participating Company, or any other person, with respect to a claim for benefits without first exhausting the claims procedures set forth in the preceding paragraph. A claimant who has exhausted these procedures and is dissatisfied with the decision on appeal of a denied claim may bring an action in an appropriate court to review the Committee’s decision on appeal but only if such action is commenced no later than the earlier of (1) the applicable statute of limitations, or (2) the first anniversary of the Committee’s decision on appeal.

ARTICLE FIVE

Amendment and Termination

6.1	While the Company intends to maintain this Plan in conjunction with the Qualified Plan indefinitely, the Board reserves the right to amend or terminate it at any time for whatever reasons it may deem appropriate. The Board delegates to the Supplemental Pension Committee the authority to make technical amendments to the Plan. Notwithstanding the foregoing, any amendment or termination of the Plan shall comply with the requirements of Section 409A.

Notwithstanding the preceding paragraph, however, the Company hereby makes a contractual commitment on behalf of itself, the other Participating Companies and their successors to pay, or to require the other Participating Companies to pay, the benefits accrued under this Plan prior to its amendment or termination to the extent it or the other Participating Companies are financially capable of meeting such obligation.

ARTICLE SIX

Miscellaneous

7.1	No Contract of Employment. Nothing contained in this Plan shall be construed as a contract of employment between a Participating Company and an Employee, or as a right of any Employee to be continued in the employment of a Participating Company, or as a limitation of the right of a Participating Company to discharge any of its Employees, with or without cause.

7.2	No Transferability. The rights of an Employee under this Plan shall not be transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution and are exercisable during the Employee’s lifetime only by the Employee or the Employee’s guardian or legal representative.

7.3	Governing Law. This Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

7.4	Section 409A. This Plan shall be governed by and subject to the requirements of Section 409A and shall be interpreted and administered in accordance with that intent. If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. The Committee reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Section 409A and may take advantage of such transition rules under Section 409A as its deems necessary or appropriate. To the extent that this Plan has been amended in 2007 to change the time and form of payments, the amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

7.5	Taxation. The benefits payable under this Plan shall be subject to all federal, state and local income and employment taxes to which benefits of this type are normally subject.

7.6	Successors. This Plan shall be binding on the Company’s successors and assigns.

7.7	Effective Date. The original effective date of this Plan is January 1, 1994. The effective date of this restated plan document is January 1, 2008.

IN WITNESS WHEREOF, the Company has caused this Plan document to be executed by its duly authorized officer this 3rd day of October 2007

CORNING INCORPORATED

By:	/s/ John P. MacMahon
Title:	Sr. VP Global Comp & Benefits